NOTICE OF THE 44TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
BUSINESS REPORT
I. SUMMARY OF OPERATIONS
II. CURRENT STATUS OF THE COMPANY (As of March 31, 2003)
Non-consolidated Balance Sheet
Non-consolidated Statement of Income
I. Summary of Significant Accounting Policies
II. Notes to the Non-consolidated Balance Sheet
III. Note to the Non-consolidated Statement of Income
Report of Independent Auditors
REFERENCE DOCUMENT FOR THE EXERCISE OF VOTING RIGHTS
Notice of the General Meeting of Shareholders

Exhibit 1

(TRANSLATION ONLY)

June 9, 2003

To Those Shareholders with Voting Rights

Kunihiko Sakioka President NISSIN CO., LTD. 7-6, Chifune-machi 5-chome, Matsuyama, Ehime 790-8584, Japan

NOTICE OF THE 44TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

We hereby inform you of the 44th Ordinary General Meeting of Shareholders to be held as follows:

If you are unable to attend the meeting, you can exercise the voting rights in either of the following methods. Please read the attached Reference Documents for the Exercise of Voting Rights and exercise the rights by June 23, 2003.

[Exercise of voting rights by mailing the Voting Rights Exercise Form]
Please enter and return the enclosed Voting Rights Exercise Form with your vote of approval or disapproval and registered seal.

1. Date:	10:00 a.m., Tuesday, June 24, 2003

2. Place:	Kikuen-no-Ma, 4th floor, Hilton Tokyo Hotel, 6-2, Nishi-Shinjuku 6-chome, Tokyo, Japan

3. Objectives of the Meeting:

Reports:	The Balance Sheet as of March 31, 2003, and the Business Report and Statement of Income for the 44th Fiscal Year (from April 1, 2002, to March 31, 2003)

    Matters to be resolved:

Proposal No. 1:	Approval of the Proposal for Appropriation of the Retained Earnings for the 44th Fiscal Year

Proposal No. 2:	Amendments to the Articles of Incorporation
This proposal is as described below in “Reference for the Exercise of Voting Rights” (Pages 20-21)

Proposal No. 3:	Repurchase of the Company’s Shares
This proposal is as described below in “Reference for the Exercise of Voting Rights” (Pages 21)

Proposal No. 4:	Granting of Stock Options without Charge in the Form of New Share Subscription Rights
This proposal is as described below in “Reference for the Exercise of Voting Rights” (Pages 21-24)

Proposal No. 5:	Election of Ten (10) Directors

Proposal No. 6:	Election of One (1) Statutory Auditor

Proposal No. 7:	Presentation of Retirement Benefits to a Retiring Director

For those attending, please present the enclosed Voting Rights Exercise Form at the reception desk on arrival at the meeting. Given the likelihood of congestion at the reception desk, please plan to come early.

Note: This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

(TRANSLATION ONLY)

(Attached documents to the Notice of the 44th Ordinary General Meeting of Shareholders)

BUSINESS REPORT

(April 1, 2002, through March 31, 2003)

I. SUMMARY OF OPERATIONS

1. Process and Results of Operations

(1) Overview

Despite improved corporate earnings and indications of an upturn in capital investment, during fiscal 2002 Japan’s economy remained in its prolonged slump. Japan’s long-term deflationary trend continued, with no signs of recovery in personal consumption because of downward pressures on employment levels and incomes. The stock market remained weak, and financial institutions continued to grapple with non-performing loans. Globally, the economic outlook became cloudier due to unstable international conditions, such as the U.S. economic downturn and international tensions over Iraq.

In NISSIN’s industry, concerns over the deterioration of operating results persisted. The industry was negatively affected by several factors. Foremost among these were the lack of consumer confidence, which resulted in rollovers of loans at maturity or early repayments, the worsening credit crunch as financial institutions accelerated their write-offs of non-performing loans, the continuing harsh environment for small and medium-sized firms, and the employment and income environment. The number of corporate and personal bankruptcies increased rapidly. Lenders found it difficult to increase their loans receivable balances because of fewer borrowers, and witnessed a jump in loan loss-related expenses.

Given this business environment, NISSIN CO., LTD. (“the Company”) focused its efforts on providing “total financial solutions” and realizing its loan business and alliance strategy centered on small business owners. At the same time, the Company took several steps to optimize its allocation of management resources. NISSIN completed an equity swap or stock sale to exclude Webcashing.com Co., Ltd. and Future Create Inc., former consolidated subsidiaries, from its consolidation scope. NISSIN also launched a joint venture with Shinsei Bank Ltd., called Shinsei Business Finance Co., Ltd., which is a new affiliate accounted for under the equity method.

Moreover, to demonstrate its management soundness and transparency, improve its strong, flexible business structure and increase its credibility by constructing a global management system, the NISSIN registered with the U.S. Securities and Exchange Commission (SEC) and listed ADR on the New York Stock Exchange on August 2, 2002.

As a result of working aggressively to promote its integrated financial services while maintaining strict attention to credit risk management, NISSIN’s loans receivable balance at the end of this fiscal year was ¥175,123 million, up 13.7% from its loans receivable balance at the end of the prior fiscal year-end, whereas interest revenue rose 13.7% to ¥41,381 million.

Taking into account such factors as an increase in loan loss-related costs, listing costs, expenses related to the removal of automatic loan contract machines, the impairment of property and equipment related to planned sales of real estimate and the impairment of investment securities, operating income for the year increased by 7.6% year over year to ¥10,463 million and ordinary income advanced by 9.3% to ¥10,304 million, whereas net income decreased by 0.7% to ¥4,945 million, all on a non-consolidated basis.

[Operating revenues by product segment]

Segment	Amount (Millions of yen)	Composition ratio (%)

Consumer loans	¥11,651	28.1
Business Timely loans	4,513	10.9
Small business owner loans	9,674	23.4
Wide loans	13,033	31.5
Secured loans	196	0.5
Notes receivable	2	0.0
Other financial income	0	0.0
Other operating income	2,307	5.6

(2) Operating Results by Product Segment

[Consumer loans]

To enhance the productivity of our Webcashing approach and general marketing capabilities, we implemented a distributed management system at each branch. To improve credit risk management, we tightened our credit screening policies to improve the quality of loans receivable. As a result, loans receivable as of March 31, 2003 in this category decreased by 11.35% year over year to ¥40,938 million and the number of accounts declined by 14.88% to 106,731.

[Small business owner loans]

As market conditions became increasingly harsh mainly due to the sluggish economy in Japan, we shifted our marketing focus from the unsecured “Business Timely” loans to a standard line of small business owner loans to improve the quality of loans receivable and strengthened our marketing efforts through the expansion of our sales channel via business alliances and other measures. These measures resulted in loans receivable rising by 33.25% year over year to ¥69,953 million and the number of accounts expanding 23.46% to 37,337 accounts.

[Wide loans]

Loans receivable in this category increased 16.18% year over year to ¥62,767 million, and the number of accounts rose by 13.54% to 35,705, principally owing to enhanced operations such as the active marketing of Nissin’s long-established original business model and business alliances with other consumer finance companies.

[Secured loans]

The Company promoted operations in this segment while concentrating on small lot of loans receivable and quality improvement in view of the prolonged tendency of stagnant land prices. As a result, loans receivable of real estate security loans declined by 23.52% year over year to ¥945 million and the number of accounts decreased by 20.17% to 277. As for loans secured by securities, loans receivable surged by 637.91% year over year to ¥503 million and the number of accounts decreased by 10.00% to only nine.

[Notes receivable]

Our operations in this segment pursued stricter screening of the respective bills in view of the continuing economic slump. As a result, notes receivable grew by 38.15% year over year to ¥15 million and the number of accounts jumped by 55.56% to 28.

[Others]

In addition to the aforementioned loan-related business, the Company engages in the real estate rental/lease business.

2. Capital Expenditures

The Company’s capital investments during the year totaled ¥35 million. A breakdown of the major items is as follows:

Investment	Remarks

Osaka Headquarter, Osaka Sales Center, Investigation Section II. of Western Japan Investigation Department, Kurume Branch	Interior works, furniture and equipment for newly opened offices

Kyobashi Small Business Owner Loan Office (former Osaka-Kita Small Business Owner Loan Office), Ueno Branch, Kagoshima Branch	Interior works, furniture and equipment for relocated offices

3. Financing

(1) Bonds

Issue name	Issue amount	Redemption amount

	(Millions of yen)
Euro/yen bonds with 2002 maturity fixed-interest coupon	—	¥3,000
1st unsecured straight bond	—	¥10,000
5th unsecured straight bond	¥5,000	—

(2) Borrowings

Borrowed amount	Repaid amount

(Millions of yen)	(Millions of yen)
¥77,670	¥53,307

4. Operating Results and Financial Position

	41st fiscal year	42nd fiscal year	43rd fiscal year	44th fiscal year
	(April 1, 1999,	(April 1, 2000,	(April 1, 2001,	(April 1, 2002,
	to March 31,	to March 31,	to March 31,	to March 31,
Item	2000)	2001)	2002)	2003)

	(Millions of yen)
Loans outstanding	¥111,484	¥127,217	¥154,022	¥175,123
Operating revenues	29,076	32,027	36,401	41,381
Ordinary income	8,002	9,217	9,431	10,304
Net income	4,421	5,230	4,978	4,945
Earnings per share (in yen)	411.89	484.67	151.02	75.85
Total assets	137,703	161,484	177,697	201,680
Shareholders’ equity	33,920	39,059	43,430	44,883

Notes: Computing method of earnings per share:

1.	Earnings per share for the 41st and 42nd fiscal years were computed based on the average total number of shares issued and outstanding during the year.

2.	Earnings per share for the 43rd and 44th fiscal years were computed based on the average total number of shares issued during the year after deducting the number of treasury stock.

3.	Effective from the 44th fiscal year, earnings per share have been computed by dividing net income in regard to common shares by the average number of common shares during the year.

4.	Earnings per share for the 43rd fiscal year were computed by assuming that the stock split (3 for 1) was effected as of the beginning of the year.

5.	Earnings per share for the 44th fiscal year were computed by assuming that the stock split (2 for 1) was effected as of the beginning of the year.

5. Challenges for the Company

Despite the quick conclusion of war in Iraq, the future of Japan’s economy and the global economy remains uncertain. In the Company’s business, there remain concerns regarding an increase in corporate and personal bankruptcies because of Japan’s protracted business slump, and the difficulty on the business environment is anticipated to increase further.

Given the current environment, the Company will focus its efforts on expanding business operations, improving asset (loans receivable) quality and maximizing corporate and shareholder value, by continuing to provide total financial solutions built around our alliance strategy. We look forward to your continued support and guidance.

II. CURRENT STATUS OF THE COMPANY (As of March 31, 2003)

1. Principal Business Activities

The Company engages in various types of finance business, including consumer loans, small business owner loans, wide loans, notes receivable, real estate security loans and loans secured by securities.

2. Shares

(1)	Total number of shares authorized to be issued: 240,000,000 shares

(2)	Total number of shares issued: 66,312,028 shares

Note: The Board of Directors at its meeting held on Monday, March 10, 2003, resolved that the number of the Company’s shares owned by the shareholders, who would be determined according to the registers of shareholders and of beneficial shareholders recorded as of Monday, March 31, 2003, shall be split at the rate of two-for-one as of Tuesday, May 20, 2003.

Accordingly, the total number of shares issued of the Company will be 132,624,056 by adding 66,312,028 shares as a result of the stock split.

(3)	Issuance of shares during the year ended March 31, 2003:

	Number of shares issued	Increase in common stock	Increase in additional paid-in capital

Stock split	33,156,014 shares	— million	— million

(4)	Number of shareholders as of the balance sheet date: 6,674 (a decrease of 1,071 year over year from the end of the previous fiscal year)

(5)	Major shareholders (Top 10)

			The Company's Investment in
	Investment in the Company		Major Shareholders
	Number of Shares (Ratio of		Number of Shares (Ratio of
	Voting Rights)		Voting Rights)

	(Thousand		(Thousand
Name	Shares)	(%)	Shares)	(%)

Nissin Building Co., Ltd.	8,742	13.83	—	—
Shuho Ltd.	8,559	13.54	—	—
Japan Trustee Services Bank, Ltd.	4,569	7.23	—	—
The Master Trust Bank of Japan, Ltd.	3,948	6.25	—	—
The Chase Manhattan Bank N.A. London	2,378	3.76	—	—
Kunihiko Sakioka	2,257	3.57	—	—
Hideo Sakioka	1,997	3.16	—	—
Trust & Custody Services Bank, Ltd.	1,271	2.01	—	—
State Street Bank And Trust Company	1,175	1.86	—	—
Midori Moriyama	1,005	1.59	—	—

Notes: 1.	The Company owns treasury stock of 3,082,258 shares, which is excluded from the above list of major shareholders.

2.	According to the amendment reports under Article 27-26, Paragraph 2, of the Securities and Exchange Law submitted by Schroder Investment Management (Japan) Limited and J.F. Asset Management Limited as of January 15, 2003, 5,604 thousand shares were owned in the name of four joint holders including Schroder Investment Management (Japan) Limited and 2,288 thousand shares were owned in the name of three joint holders including J.F. Asset Management Limited as of December 31, 2002. However, these are excluded from the above list of major shareholders because the exact number of shares owned by these groups as of the balance sheet date could not be confirmed.

3.	All the shares held by the following companies are related to trust businesses.

Japan Trustee Services Bank, Ltd.	4,569 thousand shares
The Master Trust Bank of Japan, Ltd.	3,948 thousand shares
Trust & Custody Services Bank, Ltd.	1,271 thousand shares

(6) Treasury stock

(1)	Class, number and total repurchase price of treasury stock of shares repurchased

1)	Repurchase of shares based on a resolution adopted by the Board of Directors held on February 27, 2002, under Article 3, former Law Concerning Special Exceptions to the Commercial Code on the Cancellation of Shares, as a result of the application of Article 3, Paragraph 4, of the Supplementary Regulations of the Law Concerning Partial Amendment and Others to the Commercial Code, etc. (Law No. 79, 2001)

Class	Common shares
Number	1,200,000 shares
Total repurchase price	¥1,227,155,000

2)	Repurchase of shares under Article 210 of the Commercial Code

Class	Common shares
Number	1,500,000 shares
Total repurchase price	¥1,259,930,200

3)	Repurchase of less-than-one-unit of shares

Class	Common shares
Number	1,522 shares
Total repurchase price	¥775,396

(2)	Class, number and total distribution price of the treasury stock of shares distributed

1)	Transfer to statutory auditors and certain employees

Class	Common shares
Number	20,000 shares
Total distribution price	¥19,666,482

(3)	Class and number of treasury stock of shares held at the balance sheet date

Class	Common shares
Number	3,082,258 shares

3. Employees

		Increase/decrease
	Number of	from the Preceding		Average Years of
	Employees	Fiscal Year	Average Age	Service

Men	545	+43	28.7	4.2
Women	268	-46	26.7	3.8
Total or Average	813	-3	28.1	4.1

Note: The above numbers exclude employees transferred on loan and temporary employees.

4. Principal Offices

(1) Head Office:	7-6, Chifune-machi 5-chome, Matsuyama, Ehime
(2) Tokyo Head Office:	6-1, Nishi-Shinjuku 1-chome, Shinjuku-ku, Tokyo
(3) Osaka Headquarter:	2-2, Shiromi 1-chome, Chuo-ku, Osaka, Osaka
(4) Branches and sales offices

Location	Designation
(Prefecture)

Hokkaido	Sapporo Branch, Sapporo Chuo Small Business Owner Loan Office
Aomori	Aomori Branch
Iwate	Morioka Branch
Miyagi	Sendai Branch, Sendai Chuo Small Business Owner Loan Office
Fukushima	Koriyama Branch
Ibaraki	Mito Branch
Tochigi	Utsunomiya Branch
Gunma	Takasaki Branch
Saitama	Omiya Branch, Omiya-Kita Small Business Owner Loan Office
Chiba	Chiba Branch, Funabashi Small Business Owner Loan Office, Chiba Chuo Small Business Owner Loan Office
Tokyo	Shinjuku Branch, Tachikawa Branch, Ueno Branch, Shinbashi Small Business Owner Loan
Office, Ikebukuro Small Business Owner Loan Office, Kameido Small Business Owner
Loan Office, Ebisu Small Business Owner Loan Office, Ueno-Minami Small Business
Owner Loan Office, Akabane Small Business Owner Loan Office, Tama Small Business
Owner Loan Office, Shinjuku Sales Center, Yoyogi Sales Center
Kanagawa	Yokohama-Kannai Branch, Yokohama-Nishiguchi Branch, Kawasaki Small Business
Owner Loan Office, Yokohama-Higashiguchi Small Business Owner Loan Office
Niigata	Niigata Branch
Ishikawa	Kanazawa Branch
Nagano	Nagano Branch
Gifu	Gifu Branch
Shizuoka	Shizuoka Branch
Aichi	Nagoya Branch, Nishiki Small Business Owner Loan Office
Mie	Yokkaichi Branch
Kyoto	Kyoto Branch, Sijo Small Business Owner Loan Office

Location	Designation

(Prefecture)
Osaka	Nanba Branch, Umeda Branch, Senba Small Business Owner Loan Office, Kyobashi Small
Business Owner Loan Office, Osaka Sales Center
Hyogo	Kobe Branch, Himeji Branch, Sannomiya Small Business Owner Loan Office
Nara	Nara Branch
Wakayama	Wakayama Branch
Shimane	Matsue Branch
Okayama	Okayama Branch
Hiroshima	Hiroshima Branch, Hatchobori Small Business Owner Loan Office
Yamaguchi	Tokuyama Branch
Tokushima	Tokushima Branch
Kagawa	Takamatsu Branch
Ehime	Minami-Matsuyama Branch, Shieki Branch, Niihama Branch
Kochi	Kochi Branch
Fukuoka	Fukuoka Branch, Kitakyushu Branch, Kurume Branch, Tenjin Small Business Owner Loan
Office
Nagasaki	Nagasaki Branch
Kumamoto	Kumamoto Branch
Oita	Oita Branch
Miyazaki	Miyazaki Branch
Kagoshima	Kagoshima Branch
Okinawa	Naha Small Business Owner Loan Office
Total	72 Branches and Small Business Owner Loan Offices

5. Status of Major Business Combinations

1)	Important subsidiaries

		The Company's Ratio of
Name	Common Stock	Voting Rights (%)	Business

Big Apple Co., Ltd.	¥10,000 thousand	100.00	Bridal agency
Shiq Consulting Co., Ltd.	¥10,000 thousand	100.00	Financial consulting
Nissin Servicer Co., Ltd.	¥500,000 thousand	100.00	Servicing business

Note: Shiq Consulting Co., Ltd. changed its trade name to NISSIN CREDIT GUARANTEE CO., LTD. as of April 24, 2003, and intends to conduct credit guarantee business pertaining to real estate lease. The Company established NISSIN INSURANCE CO., LTD. as of April 25, 2003, as a wholly owned subsidiary that will be engaged in insurance agency business.

2)	Changes in business combinations

1.	Big Apple Co., Ltd., became a wholly owned subsidiary through additional stock purchases on July 15, 2002, and December 20, 2002.

2.	In November 2002, through an equity exchange transaction, Webcashing.com Co., Ltd. became a wholly-owned subsidiary of i-cf, Inc. (TSE Mothers Code: 4797), which became a NISSIN affiliate accounted for under the equity method. Webcashing.com Co., Ltd. had been a consolidated subsidiary prior to the equity exchange.

3.	Future Create Inc., a company with which NISSIN had a business and capital tie-up for the purpose of expanding the Company’s financial services to small business owners, was excluded from the Company’s consolidated subsidiaries on March 11, 2003 when NISSIN sold a portion of its Future Create stock. For this fiscal year, Future Create’s operating results are reflected in the Company’s consolidated operating results under review.

4.	The Company’s consolidated subsidiaries are the above-listed three companies, and five companies are accounted for under the equity method.

3)	Results of business combinations

Consolidated operating revenues for the year ended March 31, 2003, were ¥45,601 million, an increase of 24.9% over the previous year, and consolidated net income rose 8.1% to ¥5,209 million.

6.   Major Creditors

		Number of Common Shares of the
		Company Held by Creditors (Ratio of
		Voting Rights)
	Balance of Borrowings
Name	(Millions of Yen)	(Thousand Shares)	(%)

SANYO Electric Credit Co., Ltd.	¥6,678	96	0.15
Tokushima Bank	5,113	6	0.01
THE TOWA BANK, LTD	4,525	—	—
The Tokyo Star Bank, Limited	4,464	—	—
The Hiroshima Bank Ltd.	4,399	—	—
TOKYO LEASING CO., LTD	3,942	93	0.15
Merrill Lynch & Co., Inc.	3,500	—	—
THE KAGAWA BANK, Ltd.	3,450	—	—
ORIX Corporation	3,221	—	—
Sumisho Finance Co., Ltd.	3,000	—	—

Note: There are 711 thousand shares (1.13%) other than those listed above, which were contributed as a trust asset in the employees’ retirement benefits trust established by Tokushima Bank as of March 31, 2003. They are recorded in the name of “Retirement Benefits Trust Account of Tokushima Bank: The Master Trust Bank of Japan, Ltd.” on the register of shareholders. Tokushima Bank reserves the right of instruction in exercising its voting rights.

7.   Directors and Statutory Auditors

(1)	Directors and Statutory Auditors

Position in the Company	Name	Assignment in the Company or Principal Occupation

Chairman and Representative Director	Hideo Sakioka

President and Representative Director	Kunihiko Sakioka	General Manager, Sales & Marketing Control Div.

Managing Director	Hitoshi Higaki	General Manager, Corporate Planning Dept.

Director	Yoshio Tanida	General Manager, Business Audit Dept.

Director	Hirofumi Mihara	General Manager, Advice to the Corporate Planning Dept.

Director	Hiroshi Akuta	General Manager, Advice to the Corporate Planning Dept.

Director	Hidenobu Sasaki	General Manager, Finance Dept.

Director	Toshioki Otani	General Manager, Eastern Japan Sales Dept.

Director	Keishi Ishigaki	General Manager, Osaka Headquarter and Western Japan Sales Dept.

Director	Masami Obara	General Manager, System Planning Dept.

Standing Statutory Auditor	Masaru Katayama

Standing Statutory Auditor	Akio Sakioka

Statutory Auditor	Yoshimitsu Nishijima	Lawyer

Statutory Auditor	Isao Narimatsu	Certified tax accountant

Notes:

1.	Changes in directors and statutory auditors during the year under review were as follows:

(1)	Appointments

Hidenobu Sasaki, Toshioki Otani, Keishi Ishigaki and Masami Obara were newly appointed as and assumed the position of directors, and Akio Sakioka was appointed as and assumed the position of statutory auditor at the 43rd Ordinary General Meeting of Shareholders held on June 22, 2002.

(2)	Retirements

Managing Director Akio Sakioka and Director Kazumasa Amano retired from office due to expiry as of the conclusion of the 43rd Ordinary General Meeting of Shareholders held on June 22, 2002.

(3)	Change in directors’ posts as of April 1, 2002

Name	New post	Former post

Yoshio Tanida	General Manager, Business Audit Dept.	General Manager, Sales Support Dept.

Hirofumi Mihara	General Manager, Sales Support Dept.	General Manager, Advice to the Sales & Marketing Control Div.

Hiroshi Akuta	General Manager, Advice to the Corporate Planning Dept.	General Manager, Advice to the Sales & Marketing Control Div.

(4)	Change in directors’ posts as of November 11, 2002

Name	New post	Former post

Hirofumi Mihara	General Manager, Advice to the Corporate Planning Dept.	General Manager, Sales Support Dept.

2.	Changes in directors’ posts after the closing of accounts

Change in directors’ posts as of April 1, 2003

Name	New post	Former post

Hitoshi Higaki	General Manager, Operations Control Div.	General Manager, Corporate Planning Dept.

Yoshio Tanida	General Manager, Advice to the Business Development Dept.	General Manager, Business Audit Dept.

Hirofumi Mihara	General Manager, Business Audit Dept.	General Manager, Advice to the Corporate Planning Dept.

Hiroshi Akuta	General Manager, Credit Screening Dept.	General Manager, Advice to the Corporate Planning Dept.

Hidenobu Sasaki	General Manager, Osaka Headquarter and Western Japan Sales Dept.	General Manager, Finance Dept.

Toshioki Otani	General Manager, Business Development Dept.	General Manager, Eastern Japan Sales Dept.

Keishi Ishigaki	General Manager, Finance Dept.	General Manager, Osaka Headquarter and Western Japan Sales Dept.

3.	Yoshimitsu Nishijima and Isao Narimatsu are outside auditors as stipulated in Article 18, Paragraph 1, of “The Law Related to Special Exceptions to the Commercial Code Concerning Audits, etc. of Joint Stock Corporations.”

(2)	Remuneration paid to Directors and Statutory Auditors

		Total paid
	Number of	amount
	persons paid	(Millions of yen)	Remarks

Directors	12	¥148	Within the upper limit of total remuneration pursuant to the resolution adopted at the Ordinary General Meeting of Shareholders held on June 27, 2001. ¥250 million for directors (annually)

Statutory Auditors	4	25	Within the upper limit of total remuneration pursuant to the resolution adopted at the Ordinary General Meeting of Shareholders held on June 27, 2001. ¥60 million for statutory auditors (annually)

Total	16	¥173

Notes:

1.	In addition to the aforementioned amounts, salaries (including bonuses thereto) in the total amount of ¥50 million relating to the job duties of eight directors who are also employees were paid.

2.	Bonuses to directors and statutory auditors due to appropriation of retained earnings

¥43 million for eight directors

¥4 million to three statutory auditors

3.	Retirement benefits paid to retired directors under a resolution adopted by the Ordinary General Meeting of Shareholders

¥26 million for two directors

4.	“Number of persons paid” included two directors who retired from office during the term under review.

8.   New share subscription rights as stock options

(1)	New share subscription rights as stock options currently issued

1.	Number of new share subscription rights: 1,353 units

2.	Class and number of shares subject to such rights and their issue price

Class of shares:	Common stock of shares of the Company (100 shares per new share subscription right)

Number of shares:	1,171,428 shares (2,342,856 shares after adjustment on and after April 1, 2003)

Issue price:	¥1,155 (¥577.5 after adjustment on and after April 1, 2003)

(2)	New share subscription rights issued at advantageous conditions to those other than shareholders

1.	Class and number of shares subject to the new share subscription rights, as well as issue price, exercise conditions, cancellation and content of advantageous conditions thereof

1)	Class and number of shares subject to the new share subscription rights

1,495,000 common stock of shares of the Company (100 shares per new share subscription right)

(2,990,000 shares after adjustment on and after April 1, 2003; 200 shares per new share subscription right)

2)	Issue price of the new share subscription rights

To be issued without charge

3)	Amount to be subscribed per share in exercising the new share subscription rights

Amount to be subscribed per share: ¥995.5 (¥498 after adjustment on and after April 1, 2003)

4)	Exercisable period of the new share subscription rights

From October 1, 2002, to September 30, 2005

5)	Exercise conditions of the new share subscription rights

If a qualified person to whom the new share subscription rights are granted, upon exercise of such rights, forfeits his/her position as director, statutory auditor, temporary or regular employee (including that of an employee transferred on loan and part-time status) of the Company or any of its wholly owned subsidiaries under the Commercial Code, or similarly forfeits his/her continued working situation in the Company for more than one year with regard to those who have concluded a corporate advisory agreement with the Company and those of any corporations that have concluded a temporary manpower dispatching agreement with the Company, then he/she cannot exercise the rights.

6)	Cause and conditions for cancellation of the new share subscription rights

In case a consolidation agreement that determines the Company is to cease to exist is approved, if a proposal on approval of a stock swap agreement to the effect that the Company would become a fully owned company of another corporation or a proposal on stock transfer is approved by a general meeting of shareholders, then the Company may cancel these new share subscription rights without charge.

7)	Content of advantageous conditions for new share subscription rights

The Company issued the new share subscription rights without charge to the directors, statutory auditors, employees (including some employees transferred on loan in addition to regular and temporary employees set forth in the Company’s working regulations) and corporate advisers of the Company, several dispatched staff working for more than one year in the Company, and the directors, statutory auditors and employees of several subsidiaries.

2.	Name of the persons to whom the new share subscription rights were granted, and the number of such rights

1)	Directors and statutory auditors of the Company

	Number of new	Class and number of shares subject to the
	share subscription	new share subscription rights (Number of
Name	rights (units)	shares after stock-split adjustment)

Hideo Sakioka	100	10,000 common shares (20,000 shares)
Kunihiko Sakioka	100	10,000 common shares (20,000 shares)
Hitoshi Higaki	100	10,000 common shares (20,000 shares)
Yoshio Tanida	100	10,000 common shares (20,000 shares)
Hirofumi Mihara	100	10,000 common shares (20,000 shares)
Hiroshi Akuta	100	10,000 common shares (20,000 shares)
Hidenobu Sasaki	100	10,000 common shares (20,000 shares)
Toshioki Otani	100	10,000 common shares (20,000 shares)
Keishi Ishigaki	100	10,000 common shares (20,000 shares)

Masami Obara	100	10,000 common shares (20,000 shares)
Masaru Katayama	100	10,000 common shares (20,000 shares)
Akio Sakioka	100	10,000 common shares (20,000 shares)
Yoshimitsu Nishijima	100	10,000 common shares (20,000 shares)
Isao Narimatsu	100	10,000 common shares (20,000 shares)

2)	Directors and statutory auditors of the subsidiary “Nissin Servicer Co., Ltd.”

	Number of new	Class and number of shares subject to the
	share subscription	new share subscription rights (Number of
Name	rights (units)	shares after stock-split adjustment)

Kazumasa Amano	100	10,000 common shares (20,000 shares)
Makoto Takahara	100	10,000 common shares (20,000 shares)
Masumi Goda	100	10,000 common shares (20,000 shares)
Hiroyuki Yamada	100	10,000 common shares (20,000 shares)

3)	Director of the subsidiary “Big Apple Co., Ltd.”

	Number of new	Class and number of shares subject to the
	share subscription	new share subscription rights (Number of
Name	rights (units)	shares after stock-split adjustment)

Kiyokazu Iketani	100	10,000 common shares (20,000 shares)

4)	Director of the subsidiary “Shiq Consulting Co., Ltd.”

	Number of new	Class and number of shares subject to the
	share subscription	new share subscription rights (Number of
Name	rights (units)	shares after stock-split adjustment)

Syuntatsu Isaka	100	10,000 common shares (20,000 shares)

5)	Directors, executive officers and statutory auditors of the subsidiary “Future Create, Inc.”

	Number of new	Class and number of shares subject to the
	share subscription	new share subscription rights (Number of
Name	rights (units)	shares after stock-split adjustment)

Tetsuo Eto	100	10,000 common shares (20,000 shares)
Seiichi Kimura	100	10,000 common shares (20,000 shares)
Yasuaki Kubota	100	10,000 common shares (20,000 shares)
Yuuji Matsuzaki	100	10,000 common shares (20,000 shares)
Minoru Ishii	100	10,000 common shares (20,000 shares)
Koji Inayoshi	100	10,000 common shares (20,000 shares)

Note: Future Create, Inc. was excluded subsidiaries when the Company sold a portion of its Future Create stock on March 11, 2003.

6)	Certain employees of the Company and of its subsidiaries (top 10 persons)

			Class and number of shares subject
		Number of new	to the new share subscription
		share subscription	rights (Number of shares after
Name	Company name	rights (units)	stock-split adjustment)

Eiji Omori	NISSIN CO., LTD.	50	5,000 common shares (10,000 shares)
Koichi Yano	NISSIN CO., LTD.	50	5,000 common shares (10,000 shares)
Tadashi Okamoto	NISSIN CO., LTD.	50	5,000 common shares (10,000 shares)
Masahiko Maeda	NISSIN CO., LTD.	50	5,000 common shares (10,000 shares)
Akiko Nitta	NISSIN CO., LTD.	50	5,000 common shares (10,000 shares)
Takashi Suzuki	NISSIN CO., LTD.	50	5,000 common shares (10,000 shares)
Seiji Akamatsu	Nissin Servicer Co., Ltd.	50	5,000 common shares (10,000 shares)
Masakazu Sakioka	Nissin Servicer Co., Ltd.	50	5,000 common shares (10,000 shares)
Tadanori Sinmyou	Nissin Servicer Co., Ltd.	50	5,000 common shares (10,000 shares)
Hirofumi Morita	Future Create, Inc.	50	5,000 common shares (10,000 shares)
Masahide Igarashi	Future Create, Inc.	50	5,000 common shares (10,000 shares)

The above amounts and the number of shares in this Business Report are rounded down to the nearest units, and the ratios are rounded to the nearest units.

12

Non-consolidated Balance Sheet
(As of March 31, 2003)
(Millions of yen)

Assets

Account item	Amount

(Assets)
Current Assets	¥191,949
Cash and bank deposits	23,336
Notes receivable	15
Loans receivable	175,108
Factoring loans	17
Compensation of loans receivable	2
Interest receivable	1,177
Prepaid expenses	375
Deferred tax assets	1,477
Accrued income	4
Other	252
Allowance for loan losses	-9,818

Fixed Assets	9,731
(Tangible fixed assets)	(1,812)
Buildings	550
Structures	13
Equipment	155
Land	1,092
(Intangible fixed assets)	(616)
Software	138
Telephone rights	130
Other	348
(Investments and other assets)	(7,301)
Investment securities	3,207
Investment in subsidiaries	520
Capital contribution	100
Loans to subsidiaries	700
Bankrupt and delinquent loans receivable	2,628
Long-term prepaid expenses	33
Deferred tax assets	1,052
Deposit of restricted cash	222
Lease deposit and guarantee	805
Insurance reserve fund	35
Other	5
Allowance for loan losses	-2,010

Total Assets	¥201,680

Liabilities and Shareholders’ Equity

Account item	Amount

(Liabilities)
Current liabilities	¥64,157
Short-term borrowings	3,100
Current portion of long-term borrowings	49,666
Current portion of bonds	5,000
Commercial paper	2,400
Accounts payable	419
Accrued expenses	454
Accrued income taxes	2,750
Unearned income	1
Deposits received	115
Accrued bonus	87
Allowance for losses on guarantee transactions	9
Warrants	119
Other	34

Long-term liabilities	92,640
Bonds	26,500
Convertible bond	10,000
Long-term borrowings	52,154
Asset backed commercial paper	3,574
Accrued retirement benefits to directors and statutory auditors	335
Other	76

Total Liabilities	156,797

Shareholders’ Equity

Common stock	6,610
Capital surplus	8,934
Additional paid-in capital	8,933
Other capital surplus	0
Gains on sale of treasury stock	0

Retained earnings	32,394
Legal reserve	400
Appropriations reserve	26,800
Dividends reserve	1,000
General reserve	25,800
Unappropriated retained earnings	5,193
(Including net income for the current year)	(4,945)

Unrealized losses on investment securities	-239

Treasury stock, at cost	-2,816

Total Shareholders’ Equity	44,883

Total Liabilities and Shareholders’ Equity	¥201,680

Note:   The above statement amounts are rounded down to the nearest ¥ million.

Non-consolidated Statement of Income
(From April 1, 2002, to March 31, 2003)
(Millions of yen)

Account item		Amount

(Ordinary Profit and Loss Section)
	Operating revenues
	Interest income from loans receivable	¥39,073
	Other financial income	0
	Other operating income	2,307	¥41,381

	Operating expenses
	Financial costs	3,675
	Other operating expenses	27,243	30,918

	Operating income		10,463

	Other income
	Interest income from loans to affiliates	26
	Interest and dividends	27
	Dividends from insurance	14
	Other	22	90

	Other expenses
	Stock issuance costs	24
	Bond issuance costs	61
	ABCP issuance costs	126
	Other	36	249

Ordinary income			10,304

(Special Profit and Loss Section)
	Special income
	Gain on sale of tangible fixed assets	10
	Gain on sale of investment securities	136	146

	Special expenses
	Loss on disposal of tangible fixed assets	42
	Impairment of tangible fixed assets	357
	Loss on sale of investment securities	396
	Impairment of investment securities	899
	Other	23	1,720

	Income before income taxes		8,730
Income taxes	— Current	4,795
	— Deferred	-1,010	3,785

	Net income		4,945
	Unappropriated retained earnings at beginning of year		669
	Interim dividend paid		420

	Unappropriated retained earnings at end of year		¥5,193

     Note:   The above statement amounts are rounded down to the nearest ¥ million.

I.   Summary of Significant Accounting Policies

1.	Valuation and Computation of Investment Securities

Investment in subsidiaries:

Cost method, cost being determined by the moving average method.

Other securities:

Marketable securities:

Market value is determined by the market price at period end.

(Marketable securities are carried at their market values with unrealized gains and losses. The unrealized gains and losses, net of taxes, are reported in a separate component of shareholders’ equity. Cost of securities sold is computed using the moving average method.)

Private equity securities:

Cost method, cost being determined by the moving average method.

2.	Depreciation of Fixed Assets

Tangible fixed assets:

Depreciation of tangible fixed assets other than buildings newly acquired after April 1, 1998 is computed using the declining-balance method by using rates based on the estimated useful lives of the respective assets, and depreciation of the newly acquired building is computed using the straight-line method.

Intangible fixed assets:

Software costs are amortized using the straight-line method over 5 years, which is the estimated useful life.

Long-term prepaid expenses:

Long-term prepaid expenses are amortized using the straight-line method.

3.	Deferred Assets

The entire amounts of stock issuance costs and bonds issuance costs are treated as expenses for the fiscal year.

4.	Allowance for Loan Losses and Accrued Expenses

1)	Allowance for loan losses:

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to provide for the loan losses and is calculated by applying percentages based on collection experience in the past to the general loans, plus individually estimated uncollectible amounts to doubtful loans.

2)	Accrued bonus:

Accrued bonus is provided for the payment of employees’ bonuses based on estimated amounts of future payments attributed to each fiscal period.

3)	Allowance for losses on guarantee transactions:

The allowance for losses on guarantee transactions is maintained at a level that, in management’s judgment, is adequate to provide for estimated probable losses from known and inherent risks in guaranteed transactions. This account is categorized as a reserve as stipulated in Article 43 of the Enforcement Regulations of the Commercial Code.

4)	Accrued retirement benefits — directors and statutory auditors:

Accrued retirement benefits of the NISSIN’s directors and statutory auditors are provided at the amount which would have been required if all directors and statutory auditors had terminated their services at the balance sheet date. This amount is determined in accordance with NISSIN’s internal rules. This account is categorized as a reserve as stipulated in Article 43 of the Enforcement Regulations of the Commercial Code.

5.	Accounting for Lease Transactions

Finance leases, except those leases for which the ownership of the leased assets is considered to be transferred to the lessee, are accounted for in the same manner as operating leases.

6.	Accounting for interest income from loans receivable

Interest income from loans receivable is recognized on an accrual basis. However, accrued interest income is recognized at the lower of the contractual interest rate or the restricted rate stipulated by the Interest Restriction Law in Japan.

7.	Accounting treatment of consumption taxes

Consumption taxes are excluded from transaction amounts.

Consumption taxes not subject to the exclusion are treated as an expense for the fiscal period.

II.   Notes to the Non-consolidated Balance Sheet

1.	Due from/to subsidiaries

	Other accounts receivable	¥2 million
	Unearned income	¥1 million
	Deposits received	¥0 million

2.	Accumulated depreciation for property and equipment:	¥ 1,050 million

3.	Major leased fixed assets under lease arrangements

In addition to the fixed assets presented on the balance sheet, the Company uses a set of computer systems as important assets leased in its business.

4.	Assets pledged as collateral

Loans receivable	¥38,858 million
Buildings	¥377 million
Land	¥262 million
Investment securities	¥33 million
Insurance reserve fund	¥30 million

Other than the above, the Company has forwarded contracts on the transfer of receivables for commercial loans receivable of ¥9,096 million.

The Company has trust agreements for commercial loans receivable of ¥4,573 million.

5.	Liabilities for guarantee

Guarantees for loans outstanding of other alliance companies	¥1,504 million
Guarantees for borrowings of a subsidiary (Nissin Servicer Co., Ltd.)	¥1,700 million

6.        The Company’s accounting statements are prepared in compliance with the provisions of the revised Enforcement Regulations of the Commercial Code pursuant to the Ministerial Ordinance Concerning Partial Amendments to the Enforcement Regulations of the Commercial Code (ministerial decree No. 7 by Ministry of Justice, dated February 28, 2003).

III.   Note to the Non-consolidated Statement of Income

1	Earnings per share (EPS):	75.85 yen

(EPS is calculated by dividing net income related to common shares for the current year by the average number of common shares issued during the year after excluding the number of treasury stock of shares.)

2.	Transactions with subsidiaries

	Operating transactions with subsidiaries:	¥7 million
	Transactions other than operating transactions:	¥35 million

Proposal of Appropriation of Retained Earnings

	Amount
Item	(Yen)

Unappropriated retained earnings at end of year		5,193,646,710
Appropriations:
Year-end cash dividends (¥8.50 per share)	537,453,045
Directors’ and Statutory auditors’ bonuses	56,100,000
(To statutory auditors’ bonus)	(6,300,000)
Transfer to Appropriation reserve
To General reserve	4,000,000,000	4,593,553,045

Unappropriated retained earnings carried forward		600,093,665

Notes:

1.	The Company paid interim cash dividends of ¥420,615,013 (¥6.50 per share) on December 10, 2002.

2.	Dividends in the year ended March 31, 2003 were not paid for the 3,082,258 shares of treasury stock.

(TRANSLATION)

Certified copy of the independent auditors’ report

Report of Independent Auditors

May 15, 2003

Board of Directors
NISSIN CO., LTD.

BDO Sanyu & Co.
Representative Partner, Engagement Partner, Certified Public Accountant: Keisuke Takase Engagement Partner, Certified Public Accountant: Tomohiro Koto

Pursuant to Article 2 of “The Law for Special Exceptions to the Commercial Code Concerning Audits, etc. of Joint Stock Corporations,” we have audited the balance sheet, the statement of income, the business report (with respect to accounting matters only), the proposal for appropriation of retained earnings and the supplementary schedules (with respect to accounting matters only) of NISSIN CO., LTD. (the “Company”), for the 44th fiscal term from April 1, 2002, to March 31, 2003. The accounting matters that we have audited in the business report and the supplementary schedules (with respect to accounting matters only) are based on the Company’s books of account. These financial statements and the supplementary schedules are responsibility of the Company’s management and our responsibility is to express an opinion on these financial statements and supplementary schedules as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we obtain reasonable reassurance about whether the financial statements and supplementary schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supplementary the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. Our procedures included those with respect to the Company’s subsidiaries, as we considered necessary in the circumstances.

As a result of our audit, it is our opinion that:

1)	the balance sheet and the statement of income present properly the Company’s financial position and the results of operations in accordance with the related regulations and the Articles of Incorporation.

2)	the business report (with respect to accounting matters only) presents properly the Company’s affairs in accordance with the related regulations and the Articles of Incorporation.

3)	the proposal for appropriation of retained earnings is presented in accordance with the related regulations and the Articles of Incorporation.

4)	there is nothing to point out as to the supplementary schedules (with respect to accounting matters only) in accordance with the provisions of the Japanese Commercial Code.

The subsequent events described in the business report will have material effects on the Company’s financial position and the results of operations for the subsequent fiscal terms.

We have no interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Law.

The above report represents a translation, for convenience only, of the original report issued in the Japanese language, and the “Supplementary Schedules” referred to in this report are not included in the attached financial documents.

(TRANSLATION)

Certified copy of the Board of Statutory Auditors

Audit Report

Regarding the performance of duties by the Members of the Board for the 44th Fiscal Year beginning April 1, 2002, and ending March 31, 2003, the Board of Statutory Auditors hereby submits its audit report, which has been prepared through discussions based on reports from the respective statutory auditors concerning the methods and results of audits performed.

1.	Overview of Auditing Methods Employed by Statutory Auditors

Based on the auditing policies and other guidelines specified by the Board of Statutory Auditors, each statutory auditor has attended the meetings of the Board of Directors and other important meetings, received reports on business operations from the Members of the Board and other relevant personnel, examined important authorized documents and associated information, studied the operations and financial positions at headquarters and principal offices, and, when necessary, requested reports from subsidiaries regarding their business, visited, and studied their operations and financial positions. Moreover, the statutory auditors have received reports and explanations regarding the audits performed by independent auditors, and have examined the financial documents and supplementary schedules.

Regarding competitive trade by any of the Members of the Board, trade implying conflict of interest involving the Company and any of its Members of the Board, the Company’s gratis allocation of benefits, actions of trade counter to general practices with any subsidiary or any shareholder, and the acquisition and disposal of the Company’s treasury stock, we studied in detail, when necessary, the conditions of such trade, if any, and requested reports from the Members of the Board and other relevant personnel, in addition to our auditing efforts using the aforementioned methods.

2.	Audit Results

(1)	In our opinion, the methods and results employed and rendered by independent auditors, BDO Sanyu & Co., are fair and reasonable.

(2)	In our opinion, the business report fairly represents the Company’s condition in accordance with the related laws and regulations, and the Articles of Incorporation.

(3)	With regard to the proposal for appropriation of retained earnings, we have found no matters to remark regarding the Company’s financial status or other circumstances.

(4)	In our opinion, the supplementary schedules fairly represent the items for which documentation should be expected. We have found no matters to remark in that regard.

(5)	With regard to the performance of duties, including those related to subsidiaries, by the Members of the Board, we have found no evidence of wrongful action or material violation of related laws and regulations, nor of any violation with respect to the Articles of Incorporation.

We have moreover found no breach of duty by the Members of the Board with regard to competitive trade by any of the Members of the Board, trade implying conflict of interest involving the Company and any of its Members of the Board, the Company’s gratis allocation of benefits, actions of trade counter to general practices with any subsidiary or any shareholder, and the acquisition and disposal of Company’s treasury stock.

May 21, 2003

Board of Statutory Auditors of NISSIN CO., LTD.

Masaru Katayama, Standing Statutory Auditor Akio Sakioka, Standing Statutory Auditor Yoshimitsu Nishijima, Statutory Auditor Isao Narimatsu, Statutory Auditor

Note:	Yoshimitsu Nishijima and Isao Narimatsu, are outside auditors under Article 18, Paragraph 1, of “The Law Related to Special Exceptions to the Commercial Code Concerning Audits, etc. of Joint Stock Corporations.”

REFERENCE DOCUMENT FOR THE EXERCISE OF VOTING RIGHTS

1.	Total number of voting rights held by all shareholders: 631,952

2.	Proposals and references

Proposal No. 1: Approval of the Proposal for Appropriation of Retained Earnings for the 44th Fiscal Year

The Proposal of Appropriation of Retained Earnings for the 44th Fiscal Term is shown in the attached The 44th Fiscal Year’s Report for Shareholders (Page 19).

Our basic dividend policy is to positively ensure profit appropriation to shareholders on a continued basis in view of general, economic and financial circumstances, industrial trends, and the Company’s performance.

We hereby propose that the year-end dividend be ¥8.50 per share, composed of a common dividend of ¥7.50 and a commemorative dividend of ¥1.0 to celebrate our stock listing on the New York Stock Exchange.

As a result, the annual dividends, including the interim dividend of ¥6.50 per share, would be ¥15 per share, an increase (after adjustment of stock split) of ¥2.50 from that for the previous fiscal term.

Proposal No. 2: Amendment to the Articles of Incorporation

We hereby propose to partially amend the existing Articles of Incorporation.

1.	Summary of proposed and reasons for amendment

1)	In view of the increased number of shares issued and outstanding as a result of the stock split effective May 20, 2003, and to prepare for future raising of funds, we would like to amend the total number of shares authorized to be issued by the Company set forth in the current Article 5.

2)	A share certificate invalidation system was created and the quorum requirement for special resolutions at general meetings of shareholders with regard to such cases as amendments to the Articles of Incorporation was mitigated pursuant to the enforcement of the “Law Concerning Partial Amendment to the Commercial Code, etc.” (Law No. 44, 2002) implemented on April 1, 2003.

In compliance with this legal reform, we would like to clearly provide relevant wording on the register of lost share certificates in the current Articles 7 and 8, and add an expression on the requirement for adopting special resolutions at the general meeting of shareholders set forth in the current Article 12 to the effect that the quorum requirement shall be not less than one-third (1/3) of the total number of voting rights held by all shareholders for the purpose of smoother administration of a general shareholders’ meeting.

2.	The contents of amendments

The contents of amendments are as follows:

(Changes indicated by underlined text.)

Existing Articles	Proposed Amendments

(Total number of shares to be issued by the Company) Article 5. The total number of shares authorized to be issued by the Company shall be 240,000,000 shares; provided, however, that in case any shares are cancelled, the number of shares so cancelled shall be subtracted from the total number of shares so authorized	(Total number of shares to be issued by the Company) Article 5. The total number of shares authorized to be issued by the Company shall be 480,000,000 shares; provided, however, that in case any shares are cancelled, the number of shares so cancelled shall be subtracted from the total number of shares so authorized.

(Transfer agent)	(Transfer agent)

Article 7. The Company shall have a transfer agent with respect to its shares	Article 7. The Company shall have a transfer agent with respect to its shares.

2. The transfer agent and its place of business shall be selected by resolution of the Board of Directors and public notice shall be given thereof	2. The transfer agent and its place of business shall be selected by resolution of the Board of Directors and public notice shall be given thereof.

3. The register of shareholders (including the register of beneficial shareholders; the same applies hereinafter) of the Company shall be kept at the transfer agent’s place of business and the registration of a transfer of shares, registration of a pledge and indication of trust property or cancellation thereof, non-possession of share certificates, delivery of share certificates, purchase of less-than-one-unit shares, receipt of notifications,	3. The register of shareholders (including the register of beneficial shareholders; the same applies hereinafter) and the register of lost share certificates of the Company shall be kept at the transfer agent’s place of business and the registration of a transfer of shares, registration of lost share certificates, registration of a pledge and indication of trust property or cancellation thereof, non-possession of share certificates, delivery of share certificates,

receipt of notices of beneficial shareholders and other business relating to its shares shall be handled by the transfer agent and not by the Company.	purchase of less-than-one-unit shares, receipt of notifications, receipt of notices of beneficial shareholders and other business relating to its shares shall be handled by the transfer agent and not by the Company.

(Share Handling Regulations)	(Share Handling Regulations)

Article 8. The denominations of share certificates, registration of a transfer of shares, registration of a pledge, indication of trust property, non-possession of share certificates, reissue of share certificates, purchase of less-than-one-unit shares, receipt of notifications, receipt of notices of beneficial shareholders and other procedures relating to its shares and the fees therefor shall be governed by the Share Handling Regulations to be established by the Board of Directors.	Article 8. The denominations of share certificates, registration of a transfer of shares, registration of lost share certificates, registration of a pledge, indication of trust property, non-possession of share certificates, reissue of share certificates, purchase of less-than-one-unit shares, receipt of notifications, receipt of notices of beneficial shareholders and other procedures relating to its shares and the fees therefor shall be governed by the Share Handling Regulations to be established by the Board of Directors.

(Requirement for adopting resolutions of the General Meeting of Shareholders)	(Requirement for adopting resolutions of the General Meeting of Shareholders)

Article 12. Unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present.	Article 12. Unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present.

(New establishment)	2. A special resolution set forth in Article 343 of the Commercial Code shall be adopted by not less than two-thirds (2/3) of the voting rights held by the shareholders present at a General Meeting of Shareholders holding not less than one-third (1/3) of the total number of voting rights held by all shareholders.

Proposal No. 3: Repurchase of the Company’s Shares

In accordance with Article 210 of the Commercial Code, we hereby propose that you approve the Company acquiring its treasury stock within a limit of 3 million common shares and a total acquisition value of ¥2 billion in the period from the conclusion of this 44th Ordinary General Meeting of Shareholders to the conclusion of the next ordinary general meeting of shareholders, for the purpose of securing higher flexibility in its capital procurement strategy.

Proposal No. 4: Granting of Stock Options without Charge in the Form of New Share Subscription Rights

To raise the motivation and morale of those who are engaged in the Company’s operations toward improved performance and also to ensure the recruiting of talented human resources, we hereby propose that you approve the Company issuing new share subscription rights as stock options (hereinafter referred to as “the new share subscription rights”) without charge for directors, statutory auditors, corporate advisers, and temporary and regular employees (including those transferred on loan) of the Company and its wholly owned subsidiaries in the following manner, pursuant to the provisions of Article 280-20 and Article 280-21 of the Commercial Code of Japan.

(Procedure of issuing the new share subscription rights)

1.	Reason for issuing new share subscription rights with advantageous conditions to persons other than shareholders

The Company intends to issue the new share subscription rights as stock options for the purpose of enhancing the incentive for those engaged in its operations to improve their performances as well as recruiting and keeping talented human resources.

2.	Grantees of the new share subscription rights

New share subscription rights as stock options will be granted to Directors, Statutory Auditors, Advisers, full-time consultants (shokutaku) and certain employees (including employees on loan to other companies) of the company or any of its fully owned subsidiaries at the time of the issuance of such new subscription rights (hereinafter collectively referred to as the “grantees”), all of whom are designated by the Company’s Board of Directors.

3.	Class and number of shares subject to the new share subscription rights as stock options

(1)	Class of shares subject to the new share subscription rights

Common stock of shares of NISSIN CO., LTD.

(2)	Number of shares subject to the new share subscription rights

Within the upper limit of 1,500,000 shares in total

In case of a stock split or a reverse stock split by the Company, the number of shares subject to the new share subscription rights shall be adjusted according to the following formula, provided that such adjustment shall be made only to the number of shares in respect of which said new subscription rights have not been exercised by the grantees thereof as of the day of the stock split/reverse stock split, within all the new share subscription rights. The resulting fraction of shares below one (1) share shall be discarded.

Number of shares after adjustment = Number of shares before adjustment × (Stock split/reverse stock split ratio)

In case of a merger or a consolidation of another corporation by the Company, or if the Company becomes a 100% parent company of another company through a stock swap, or if a part of the Company is inherited by a new corporation or an existing corporation due to a spin-off, the Company shall adjust the number of shares subject to the new share subscription rights as it considers necessary. In such a case, the proviso of the preceding paragraph, as adjusted for such case, shall apply.

4.	Total number of new share subscription rights

Within the upper limit of 15,000 rights in total

The number of shares subject to the new share subscription rights (hereinafter referred to as “granted number of shares”) shall be 100 shares per right.

5.	Issue price of the new share subscription rights

To be issued without charge.

6.	Amount to be subscribed in exercising the new share subscription rights

(1)	The amount to be subscribed by a qualified grantee upon the exercise of the new share subscription right shall be the product of an amount to be paid per share (hereinafter referred to as “exercise price”) for the shares issued or transferred by the exercise of the new share subscription right, multiplied by the granted number of shares.

The exercise price shall be the average amount of the closing stock prices for ordinary transactions of the Company’s common stock at the Tokyo Stock Exchange on all the trading days (excluding those days on which no transactions took place) in the month preceding the month to which the date when the new share subscription rights were issued (hereinafter referred to as “issue date”) belongs, multiplied by 1.10, and the resulting fractions below one (1) yen shall be rounded up. However, the closing stock price of the Company’s common stock at the Tokyo Stock Exchange on the issue date shall be the exercise price if such an amount is below the closing price on the issue date.

(2)	When the Company conducts a stock split/reverse stock split, the exercise price shall be adjusted by applying the following formula, and the resulting fractions below one (1) yen due to the adjustment shall be rounded up.

Exercise price after adjustment = Exercise price before adjustment × 1/(Stock split/reverse stock split ratio)

If the Company issues new shares (exclusive of the stock issuance through exercises of new share subscription rights, or through exercises of preemptive rights under Article 280-19 of the Commercial Code of Japan before amendment thereto effective as of April 1, 2002, and of the warrants attached to bonds with warrants under Article 341-8 of the Commercial Code of Japan before said amendment) or disposes of its treasury stock shares at a price lower than the current market price after the issuance of the new share subscription rights, the exercise price shall be adjusted by applying the following formula, and the resulting fractions below one (1) yen due to the adjustment shall be rounded up.

Exercise price after adjustment = Exercise price before adjustment × (Number of shares issued + (Number of shares newly issued × Exercise price per share/Current market price per share))/(Number of shares issued + Number of shares newly issued)

In the formula above, “Current market price per share” shall represent the closing price of the Company’s common stock at the Tokyo Stock Exchange on the day immediately preceding the day on which the exercise price after adjustment becomes applicable. “Number of shares issued” shall represent the total number of shares issued on the day of allocating newly issued shares, in case of the issuance of new shares. However, it shall represent the total number of shares issued on the day immediately preceding the day on which the exercise price after adjustment becomes applicable after deducting the total number of shares to be disposed, in case of the disposal of shares of the Company’s treasury stock. In case of the disposal of shares of the Company’s treasury stock, “Number of shares newly issued” shall be read as “Number of treasury stock of shares disposed” and “Exercise price per share” as “Disposal price per share.”

(3)	In case of a merger or a consolidation of another corporation by the Company, or if the Company becomes a 100% parent company of an another company through a stock swap, or if a part of the Company is inherited by a new corporation or an existing corporation due to a spin-off, the Company shall adjust the exercise price as it considers necessary.

7.	Exercisable period of the new share subscription rights

The commencement date of the exercisable period of the new share subscription rights shall be three (3) years from the first day of next month following the month in which the date of resolution of the Board of Directors that would adopt a resolution on issuance of the new share subscription rights is included. If the final day of the exercisable period falls on a holiday of the Company, however, the day immediately preceding such day shall be the final day of said period.

8.	Exercise conditions of the new share subscription rights

(1)	The grantees must be Directors, Statutory Auditors, Advisers, full-time consultants (shokutaku) or certain employees (including employees who are sent on loan to any other companies) of the Company or any of its fully owned subsidiaries at the time of the exercises of the new share subscription rights.

(2)	Notwithstanding the preceding paragraph (1), if a grantee forfeits any position mentioned in the paragraph (1) above, due to any of the following reasons, such grantee may exercise his/her new share subscription rights, provided that such grantee is allowed to exercise his/her new share subscription rights only for a period of ninety (90) days from the date of resignation or retirement from any post of the Company in the case of Item (1) below.

(1)	If a grantee retires as Director of the Company or any of its subsidiaries upon expiry of the term of office, or leaves the Company or any of its subsidiaries due to his/her mandatory retirement age as stipulated in the Working Regulations, or forfeits the position as Adviser, full-time consultants (shokutaku) or employee on loan due to expiry of the Advisory Contract, full-time consultants (shokutaku) or the Transfer on Loan Contract; and

(2)	If a grantee is elected as Director, Statutory Auditor or hired as employee of any enterprise with which the Company has a capital or business relationship and the Board of Directors of the Company authorizes such grantee to exercise new share subscription rights.

(3)	No heir to any grantee may exercise the new share subscription rights.

(4)	No new share subscription right can be pledged or otherwise disposed of.

(5)	If any grantee violates any law or ordinance or any internal rules of the Company, such grantee shall not be able to exercise the new share subscription rights.

(6)	A grantee may exercise all or any part of the new share subscription rights granted in a single procedure.

(7)	Other applicable conditions for the exercise of new share subscription rights shall be determined by resolutions adopted by the Board of Directors held after the conclusion of this Ordinary General Meeting of Shareholders, and set forth in the Contract on Granting New Share Subscription Rights that shall be entered into by and between the grantees and the Company.

9.	Causes and conditions for cancellation of the new share subscription rights

(1)	In case a merger agreement that results in the Company is ceasing to exist is approved, or if a proposal for a stock swap contract to the effect that the Company would become a fully owned company of another corporation or a proposal for a stock transfer is approved by a General Meeting of Shareholders, then the Company may cancel all these new share subscription rights held by the persons entitled to new share subscription rights without charge.

(2)	The Company may, by resolution of the Board of Directors, cancel all the new share subscription rights held by a person entitled to new share subscription rights without charge if such grantee ceases to be qualified to exercise his/her new share subscription rights before the exercise thereof, due to the reason set forth in paragraph 8 (1), (2) or (5) above.

10.	Restriction on transfer of new share subscription rights

Any transfer of new share subscription rights shall require the approval of the Board of Directors.

11.	Details

Other details related to the new share subscription rights shall be in compliance with the resolutions that are adopted by the Board of Directors to be held on and after this Ordinary General Meeting of Shareholders.

Proposal No. 5: Election of Ten (10) Directors

The term of office of all the 10 current directors expires at the conclusion of this 44th Ordinary General Meeting of Shareholders. Accordingly, we propose that you elect ten (10) directors.

Candidates for the 10 directors are as follows:

Number of the
	Name			Company's
No.	(Date of birth)	Brief personal history and representative positions in other companies		shares held

1	Hideo Sakioka	August 1953	Started money lending business	3,995,856
	(May 14, 1928)	May 1960	Established Nissin Shoji Co., Ltd. (Currently NISSIN CO., LTD.)
Assumed the position of President.
		June 2000	Chairman, NISSIN CO., LTD. (Current position)
		May 2001	President, NISSIN Building Co., Ltd. (Current position)

2	Kunihiko Sakioka	April 1986	Joined NISSIN CO., LTD.	4,515,916
	(January 10, 1962)	September 1988	Manager, Hiroshima Branch
		March 1989	Director and General Manager, Hiroshima Branch
		February 1991	Managing Director and General Manager, Finance Dept. and Information System
		December 1992	Senior Managing Director and General Manager, Sales & Marketing Control Div.
		October 1996	Representative Director and Senior Managing Director, General Manager, Tokyo Branch Office and Sales Dept.
		April 1998	Representative Director and Senior Managing Director, General Manager, Sales & Marketing Control Div.
		June 2000	Representative Director and President (Current position)
(Representative positions in other companies)
NISSIN INSURANCE CO., LTD.
NISSIN CREDIT GUARANTEE CO., LTD.

3	Hitoshi Higaki	November 1983	Joined NISSIN CO., LTD.	235,180
	(December 14, 1959)	March 1992	General Manager, Accounting Dept.
		November 1992	General Manager, Advice to Sales & Marketing Control Div.
		March 1994	General Manager, Accounting and Finance Dept.
		June 1994	Director and General Manager, General Affairs Dept.
		May 1995	Director and General Manager, Corporate Planning and Accounting Dept.
		October 1996	Director and General Manager, Corporate Planning Dept.
		June 2000	Managing Director and General Manager, Corporate Planning Dept.
		April 2003	Managing Director and General Manager, Operation Control Div. (Current position)

4	Yoshio Tanida	June 1981	Joined NISSIN CO., LTD.	147,900
	(August 5, 1953)	September 1993	General Manager, Takamatsu Branch
		June 1996	Director and General Manager, Advice to Sales Dept.
		October 1996	Director and General Manager, Advice to Corporate Planning Dept.
		October 1997	Director and General Manager, Credit Screening Dept.
		July 2001	Director and General Manager, Sales Supporting Dept.
		April 2002	Director and General Manager, Business Audit Dept.
		April 2003	Director and General Manager, Advice to Business Development Dept. (Current position)

5	Hiroshi Akuta	October 1992	Joined NISSIN CO., LTD	139,400
	(January 3, 1962)	January 1994	General Manager, Omiya Branch
		June 1996	Director and General Manager, Business Audit Dept.
		October 1996	Director and General Manager, Customer Service Dept.
		April 1998	Director and General Manager, Western Japan Sales Promotion Dept.
		October 2000	Director and General Manager, Investigation Dept.
		April 2002	Director and General Manager, Advice to Corporate Planning Dept.
		April 2003	Director and General Manager, Credit Screening Dept. (Current position)

6	Hidenobu Sasaki	April 1993	Joined NISSIN CO., LTD	36,144
	(June 29, 1972)	February 1996	General Manager, Mito Branch
		April 2001	General Manager, Sales Promotion Dept.
		April 2002	General Manager, Finance Dept.
		June 2002	Director and General Manager, Finance Dept.
		April 2003	Director and General Manager, Western Japan Sales Dept. (Current position)

7	Toshioki Otani	April 1994	Joined NISSIN CO., LTD	66,380
	(December 22, 1970)	September 1995	General Manager, Kumamoto Branch
		July 2000	General Manager, Finance Dept.
		January 2001	General Manager, Business Development Dept.
		April 2002	General Manager, Eastern Japan Sales Dept.
		June 2002	Director and General Manager, East Japan Sales Dept.
		April 2003	Director and General Manager, Business Development Dept. (Current position)

8	Keishi Ishigaki	April 1995	Joined NISSIN CO., LTD	52,180
	(April 3, 1971)	April 1996	General Manager, Koriyama Branch
		April 2001	General Manager, Finance Dept.
		April 2002	General Manager, Western Japan Sales Dept.
		June 2002	Director and General Manager, Western Japan Sales Dept.
		April 2003	Director and General Manager, Finance Dept. (Current position)

9	Masami Obara	August 2000	Joined NISSIN CO., LTD	1,800
	(November 5, 1959)	October 2000	General Manager, System Planning Dept.
		June 2002	Director and General Manager, System Planning Dept. (Current position)

10	Yunwei Chen	April 1998	Joined NISSIN CO., LTD	27,144
	(January 16, 1969)	September 2002	Assistant General Manager, Corporate Planning Dept.
		April 2003	General Manager, Investors Relations Dept. (Current position)

Note:   Each of the above candidates has no special interest in the Company.

Proposal No. 6: Election of One (1) Statutory Auditor

The term of office of the current statutory auditor, Masaru Katayama, will expire at the conclusion of this 44th Ordinary General Meeting of Shareholders. Accordingly, we propose that you elect one (1) statutory auditor. The Board of Statutory Auditors has given its accord to proposal No. 6.

Candidate for the new statutory auditor is as follows:

Number of the
Name			Company's
(Date of birth)	Brief personal history and representative positions in other companies		shares held

Yoshiki Kishimura	April 1968	Joined Mitsu Kosakusho Co., Ltd. (Currently Mitsui Hi-tec, Inc.)	21,800
(August 25, 1944)	May 1980	Joined Sanyo Shinpan Co., Ltd.
	February 1982	Director, Sanyo Shinpan Co., Ltd.
	March 1992	Senior Managing Director, Sanyo Shinpan Co., Ltd.
	February 2001	Corporate Adviser, NISSIN CO., LTD. (Current position)

Note:   The above candidate does not have any special interest in the Company.

Proposal No. 7: Presentation of Retirement Benefits to a Retiring Director

To Hirofumi Mihara, who is retiring from his position as director at the conclusion of this 44th Ordinary General Meeting of Shareholders, we propose to present retirement benefits in accordance with the Company’s internal standard to provide compensation for services rendered during his tenure.

We propose that the actual amount, timing and method of presentation be left to the determination of the Board of Directors.

A brief history of the retiring director in the Company is as follows:

Name	Brief personal history

Hirofumi Mihara	June 1996	Director (Current position)